Exhibit 99.1

Contacts
Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
(949) 427-5172, ext. 703	(949) 427-5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Trust IV Surpasses $10 Million in Subscriptions; Washington Residents May Now Invest

LADERA RANCH, Calif. – (August 23, 2017) – Strategic Storage Trust IV, Inc., a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today that the REIT surpassed $10 million in aggregate subscriptions as of June 30, 2017. As a result of surpassing the $10 million requirement, the REIT may now accept subscriptions from investors residing in the State of Washington.

Strategic Storage Trust IV intends to qualify as a real estate investment trust for federal income tax purposes for the taxable year ending December 31, 2017 and is offering up to $1.0 billion in shares of its common stock in its primary offering, consisting of three classes of shares: Class A shares for $25.00 per share (up to $450 million in shares), Class T shares for $24.21 per share (up to $450 million in shares), and Class W shares for $22.75 per share (up to $100 million in shares).

Strategic Storage Trust IV’s share classes are designed for and available for different categories of investors. All investors may choose to purchase Class A or Class T shares in the offering, while Class W shares are only available to investors purchasing through certain fee-based programs or registered investment advisors.

Strategic Storage Trust IV is also offering up to $95 million in shares of its common stock pursuant to its distribution reinvestment plan at $23.75 per share for Class A shares, $23.00 per share for Class T shares and $22.75 per share for Class W shares.

Strategic Storage Trust IV intends to primarily invest in a portfolio of self-storage properties consisting of both income-producing and growth properties located in the United States and Canada.

About Strategic Storage Trust IV, Inc.

Strategic Storage Trust IV, Inc., is a Maryland corporation that intends to qualify as a real estate investment trust for federal income tax purposes. Strategic Storage Trust IV focuses on the acquisition of stabilized and growth self storage properties. Strategic Storage Trust IV owns one property comprising approximately 600 self storage units and approximately 67,000 net rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has a managed portfolio that currently includes approximately 68,000 self storage units, approximately 7.9 million rentable square feet and approximately $1.3 billion of real estate assets under management. SmartStop is the asset manager for 108 self storage facilities located throughout the United States and Toronto, Canada and two student housing facilities. SmartStop is the sponsor of Strategic Storage Trust II, Inc., Strategic Storage Growth Trust, Inc. and Strategic Storage Trust IV, all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

###

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in Strategic Storage Trust IV’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.